FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Act of 1934

Date of Report (Date of earliest event reported): June 30, 2011

MEDICAL BILLING ASSISTANCE, INC.
 (Exact Name of Issuer as specified in its charter)

Colorado	000-53012	59-2851601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

709 S. Harbor City Blvd., Suite 250, Melbourne, FL 32901
 (Address of principal executive offices including zip code)

(321) 725-0090
 (Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Entry into Loan Agreement with Guggenheim Life and Annuity Company

On August 12, 2011 Marina Towers, LLC, a Florida limited liability company (“Marina Towers”) an indirect and wholly-owned subsidiary of Medical Billing Assistance, Inc., a Colorado company (the “Company”) entered into a Loan Agreement (the “Loan Agreement”) with Guggenheim Life and Annuity Company, a Delaware life insurance company (“Guggenheim”). The closing of the Loan occurred on August 17, 2011 (the "Closing Date"). Under the Loan Agreement, Guggenheim has committed to make a loan in the aggregate amount of $7,550,000.00 to Marina Towers with an interest rate of 6.10% per annum (the “Loan”). The closing of the Loan occurred on August 15, 2011 (the "Closing Date"). The maturity date of the Loan is September 16, 2016 (the “Maturity Date”). The Loan is evidenced by that certain Consolidated, Amended and Restated Promissory Note, dated August 12, 2011 (the “Note”) and is secured primarily by: (i) that certain first priority Consolidated, Amended and Restated Mortgage and Security Agreement, dated August 12, 2011, encumbering the real and personal property (the “Property”) of Marina Towers (the “Mortgage”); and (ii) that certain first priority Assignment of Leases and Rents, dated August 12, 2011, from Marina Towers, as assignor, to Guggenheim as assignee, pursuant to which Marina Towers assigned to Guggenheim all of Marina Towers’ right, title and interest in and to certain leases and rents as security for the Loan.

Marina Towers intends to use the proceeds of the Loan to: (i) repay and discharge any existing loans relating to the Property; (ii) pay all past-due basic carrying costs, if any, with respect to the Property; (iii) make deposits into the reserve funds, or any escrow accounts established pursuant to the loan documents, on the Closing Date  in the amounts set forth in the Loan Agreement; (iv) pay costs and expenses incurred in connection with the closing of the Loan; (v) fund any working capital requirements of the Property; and (vi) distribute the balance, if any, to Marina Towers.

Pursuant to the Loan Agreement, Marina Towers does not have the right to prepay the Loan, in whole or in part, prior to the Maturity Date. After the payment date occurring three months prior to the Maturity Date, Marina Towers may, provided no event of default has occurred and is continuing, at its option and upon thirty days’ prior notice to Guggenheim, prepay the Loan in whole on any date without payment of any prepayment penalty or premiums.

The Loan Agreement is guaranteed by Christian C. Romandetti, the Company’s Chief Executive Officer, pursuant to that certain Guaranty Agreement, dated August 12, 2011, made by Mr. Romandetti for the benefit of  Guggenheim (the “Guaranty”). Pursuant to the non-recourse Guaranty, Mr. Romandetti agreed to guarantee to Guggenheim the payments and performance of the obligations of and liabilities of Marina Towers pursuant to the Loan Agreement.

Termination of Agreement with Kodiak Capital Group, LLC

On January 26, 2011, the Company entered into an Investment Agreement (“Investment Agreement”) with Kodiak Capital Group, LLC (“Kodiak”).  Pursuant to the Investment Agreement, Kodiak agreed to purchase up to $7,000,000 of the Company’s common stock over thirty-six months.

Contemporaneously with the execution and delivery of the Investment Agreement, the Company and Kodiak entered into a Registration Rights Agreement (“Registration Rights Agreement”) pursuant to which the Company agreed to provide certain registration rights under the 1933 Act, and the rules and regulations promulgated thereunder, and applicable state securities laws.

Effective June 30, 2011, the Company and Kodiak mutually agreed to terminate the Investment Agreement and the Registration Rights Agreement and their respective obligations therein.

Item 8.01 Other Events

The Company has prepared its condensed consolidated balance sheets as of June 30, 2011 to assume that the Loan closed during the second quarter of 2011. Attached here to exhibit 99.1 is such Condensed consolidated balance sheets as of June 30, 2011.

ITEM 9.01 EXHIBITS
Exhibit No.	Description

10.1	Loan Agreement, dated August 12, 2011, by and between Marina Towers, LLC and Guggenheim Life and Annuity Company

10.2	Consolidated, Amended and Restated Promissory Note, dated August 12, 2011, made by Marina Towers LLC

10.3	Guaranty Agreement, dated August 12, 2011, by Christian C. Romandetti

99.1	Condensed Consolidated Balance Sheets

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEDICAL BILLING ASSISTANCE, INC.

Dated: August 22, 2011	By:	/s/ Christian Romandetti
Christian Romandetti
Chief Executive Officer

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